April 19, 2017

ATTN: Mr. Jordan Starkman

FROM: Greg Shusterman, Vice Chair - Health Advance, Inc.
Wendell Abraham, Managing Director - Micro Medtech, Ltd.

RE: Leave of Absence Notice

Mr. Starkman,

Effective immediately, the control stock member, Micro Medtech, Ltd. and other shareholders of Health Advance, Inc., a Wyoming corporation (the "Company") have consulted with third-party legal counsel about their shareholder rights and have formed the Control Stock Committee to the Board of Directors ("CSC") on April 18, 2017. On April 18, 2017 at 11:00 PM (ET) CSC held a vote regarding your character, demeanor, performance, and conduct as the President to the Company that pose extreme concerns of risk to shareholders of the Company. Hence, the vote had an unanimous result, which places you on a leave of absence without compensation. This resolution follows a Company shareholder vote with you present as Chairman at the Board of Director Meeting of Minutes held on April 8, 2017, which elected a Vice Chairman and Chief Executive Officer for Company.

This action is being taken by CSC as a result of alleged corporate misconduct, display of numerous acts of negligence, incompetency, and lack of compliance as President to the Company as follows: (a) failure to fulfill investor relations related obligations to shareholders and affiliated contractors of the Company in a timely manner; (b) failure to provide disclosure of accurate Company records and information pertinent to Operations of the Company to affiliate shareholders and partners, (c) misstatements and omissions to OTC Markets (who inform the general public about the Company), (d) failure to fully acknowledge legal notices from shareholders of the Company, and (e) inability to conduct requisite duties as Chairman and Principal of the Company due to commitments to business affairs unrelated to the Company; collectively these allegations have lead CSC to commence an active investigation regarding your viability, work ethic, and competency to maintain the position of Chairman and President of the Company. Hereby, it has been elected by CSC that you will remain on leave on absence until an Administrative Review meeting to be held by CSC on June 2, 2017 to discuss the results of the investigation, and to hold a vote determining your future work status at the Company.

CSC would like to emphasize some of the expectations during your leave of absence period. You are directed to comply with the following:

1. You will not engage in any Company duties, affairs, or activities unless expressly directed to do so by CSC. In the interim elected Vice Chair will assume duties and obligations of the Chairman and Interim CEO shall assume the duties and obligations of the President.

2. You will remain available for contact by email or phone regarding the investigation or other Company business.

3. You will not discuss the investigation with any Company employee, stakeholder, affiliate, in addition to any potential witness to the events being investigated. You may discuss the investigation with personal legal counsel and directors at CSC.

These directives remain in force pending further notice.

Regards,

DocuSigned by:
Greg Shusterman
Greg Shusterman
Co-Chair - CSC

DocuSigned by:
Wendell Abraham
Co-Chair - CSC

cc: Christian Diesveld